Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

Steve Lucado

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. TO PRESENT AT THE KICKOFF LUNCHEON OF THE 2013 BETTERINVESTING NATIONAL CONVENTION IN PITTSBURGH

ST. MARYS, WEST VIRGINIA, September 17, 2013 – Trans Energy, Inc. (OTCQB: TENG) announced today that the Company is the sponsor of the kickoff luncheon of the 2013 BetterInvesting National Convention. The 62nd annual convention is being held from Thursday, September 19th through Sunday, September 22nd at the Sheraton Station Square Hotel in Pittsburgh. Chairman Steve Lucado and President John Corp will deliver the company’s presentation at the kickoff luncheon at 12:25 p.m. Eastern time on Thursday, September 19th. Trans Energy, a corporate sponsor of the convention, will also host a trade show booth where attendees can visit with the management team and learn more about the Company’s significant upside potential in the Marcellus Shale.

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s new website www.transenergyinc.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans and the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.